Media Contact	January 29, 2007

Andy Brimmer, 205-410-2777

For Immediate Release

HEALTHSOUTH REACHES DEFINITIVE AGREEMENT WITH SELECT MEDICAL CORPORATION TO SELL OUTPATIENT REHABILITATION DIVISION FOR APPROXIMATELY $245 MILLION

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE:HLS) announced today that it has entered into a definitive agreement with Select Medical Corporation, a privately-owned operator of specialty hospitals and outpatient rehabilitation facilities, to sell HealthSouth’s Outpatient Rehabilitation Division for approximately $245 million in cash. The transaction is expected to be completed in 60-90 days, and is subject to customary closing conditions, including regulatory approval.

HealthSouth’s Outpatient Rehabilitation Division is a network of approximately 600 facilities in 35 states and the District of Columbia that provides high quality rehabilitative care for general orthopedic and sports injuries and conditions, as well as work-related injuries.

“The signing of this definitive agreement is an important step in HealthSouth’s deleveraging plan. By reducing our long-term debt, we will be able to focus our resources on enhancing our preeminent position as the nation’s leader in inpatient rehabilitative care,” said HealthSouth President and CEO Jay Grinney. “The auction process was thorough and competitive and we are pleased that Select Medical emerged as the winning bidder. We look forward to working with them to ensure a smooth and efficient transition.”

The execution of the agreement with Select Medical is the first step in HealthSouth's plan, announced in August 2006, to reposition the company as a “pure play” post-acute care provider. The company continues to evaluate strategic alternatives that include, but are not limited to, the spin-off, sale or other disposition of the company’s Surgery Division, together with the company's previously announced determination to divest its Diagnostic Division. As previously stated, the company will disclose developments with respect to the exploration of these strategic alternatives only when it has finalized an alternative that has been approved by its Board of Directors.

Goldman, Sachs & Co. served as HealthSouth’s financial advisor, which is also helping the Company to evaluate strategic alternatives for its Surgery Division.

About HealthSouth

HealthSouth is one of the nation's largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

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